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                                                                    EXHIBIT 12.2

                        PACIFIC GAS AND ELECTRIC COMPANY
                             A DEBTOR-IN-POSSESSION
                  COMPUTATION OF RATIOS OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                                             YEAR ENDED DECEMBER 31,
                                                                             -----------------------
(in millions)                                                 2003         2002          2001        2000          1999
                                                              ----         ----          ----        ----          ----

EARNINGS:

Net income (loss)                                            $   923      $ 1,819      $ 1,015      $(3,483)      $   788
Income taxes provision (benefit)                                 528        1,178          596       (2,154)          648
Net fixed charges                                                964        1,029        1,019          648           637
                                                             -------      -------      -------      -------       -------
TOTAL EARNINGS (LOSS)                                        $ 2,415      $ 4,026      $ 2,630      $(4,989)      $ 2,073
                                                             =======      =======      =======      =======       =======

FIXED CHARGES:
Interest on short-term borrowings
  and long-term debt, net                                    $   947      $   996      $   981      $   616       $   604
Interest on capital leases                                         1            2            2            2             3
AFUDC debt                                                        16           21           12            6             7
Earnings required to cover the
  preferred stock dividend and
  preferred security distribution
  requirements of majority owned trust                            --           10           24           24            24
                                                             -------      -------      -------      -------       -------
TOTAL FIXED CHARGES                                              964        1,029        1,019          648           638
                                                             -------      -------      -------      -------       -------
PREFERRED STOCK DIVIDENDS:
Tax deductible dividends                                           9            9            9            9             9
Pretax earnings required to cover
  non-tax deductible preferred stock
  dividend requirements                                           27           28           27           27            27
                                                             -------      -------      -------      -------       -------
TOTAL PREFERRED STOCK DIVIDENDS                                   36           37           36           36            36
                                                             -------      -------      -------      -------       -------
TOTAL COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                              $ 1,000      $ 1,066      $ 1,055      $   684       $   674
                                                             =======      =======      =======      =======       =======
RATIOS OF EARNINGS (LOSS) TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS                                     2.42         3.78         2.49      (7.29)(1)        3.08
                                                             =======      =======      =======      =======       =======

Note:

For the purpose of computing Pacific Gas and Electric Company's ratios of earnings to combined fixed charges and preferred stock dividends, "earnings" represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, cash distributions from and equity in undistributed income or loss of Pacific Gas and Electric Company's less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges" include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases, interest of subordinated debentures held by trust, and earnings required to cover the preferred stock dividend requirements and preferred security distribution requirements of majority-owned trust. "Preferred stock dividends" represent pretax earnings that are required to pay the dividends on outstanding preferred securities.

(1) The ratio of earnings to combined fixed charges and preferred stock dividends indicates a deficiency of less than one-to-one coverage aggregating $5,673 million for the year ended December 31, 2000.
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